EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-148055) of Teekay Tankers Ltd. pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan, and

(2)	Registration Statement (Form F-3 No. 333-174216) and related prospectus and prospectus supplements of Teekay Tankers Ltd. for the registration of up to $750,000,000 in total aggregate offering price of an indeterminate number of its Class A common stock;

of our report dated April 12, 2011, with respect to the consolidated financial statements of Teekay Tankers Ltd. for the year ended December 31, 2010, included in this Annual Report (Form 20-F) of Teekay Tankers Ltd. for the year ended December 31, 2011.

Vancouver, Canada	/s/ Ernst & Young LLP
April 13, 2012	Chartered Accountants